Exhibit 99.1

                   MOVIE GALLERY LAUNCHES OFFER TO ACQUIRE VHQ

RED DEER, Alberta, Canada, March 11 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) and VHQ Entertainment, Inc. (Toronto: VHQ) today announced that Movie Gallery's wholly owned subsidiary, Movie Gallery Canada, Inc., has formally initiated its previously announced take-over bid to acquire all of the outstanding common shares of VHQ by today mailing out its Offer to all of the VHQ Shareholders. The offer price is C$1.15 per share and will be open for acceptance until 5:00 p.m. (Calgary time) on April 18, 2005 (the "Expiry Time") unless withdrawn or extended by Movie Gallery. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not properly withdrawn, at the Expiry Time, common shares representing at least 66-2/3% of the issued and outstanding common shares of VHQ on a fully-diluted basis.

The board of directors of VHQ has determined that the Offer is fair to the holders of the common shares of VHQ and in the best interests of VHQ. The board of directors of VHQ has unanimously recommended that holders of the common shares accept the Offer and tender their common shares to the Offer.

Holders of common shares wishing to accept the Offer must properly complete and duly execute the Letter of Acceptance and Transmittal accompanying the Offer and deposit it, together with certificates representing their common shares and all other documents required by the Letter of Acceptance and Transmittal, at any one of the offices of Computershare Investor Services Inc. shown on the Letter of Acceptance and Transmittal, all in accordance with the instructions in the Letter of Acceptance and Transmittal. Holders whose common shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their common shares under the Offer.

About Movie Gallery

Movie Gallery, Inc. is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores. As of December 31, 2004, Movie Gallery owned and operated 2,482 stores located primarily in the rural and secondary markets throughout North America, including over 200 stores in Canada. Since the company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

About VHQ Entertainment

VHQ operates 61 corporately owned retail stores in secondary and suburban markets in Alberta, Saskatchewan and NWT. In addition, VHQ Entertainment Inc. is the first major Canadian retailer to offer flat fee, direct to home movie delivery service, facilitated via www.VHQonline.ca , an internet site where customers across Canada can order rental DVDs that are delivered direct to home via Canada Post. With access to over a quarter of a million DVDs, VHQ Online has, by far, the largest inventory of all Canadian online rental sites.

Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factor which could cause actual results to differ materially from future results expressed or implied by such forward- looking statements.

     Contacts:     Thomas D. Johnson
                   Movie Gallery, Inc.
                   (334) 702-2400

                   Trevor Hillman
                   VHQ Entertainment, Inc.
                   (403) 346-8119

                   Media
                   Andrew B. Siegel
                   Joele Frank, Wilkinson Brimmer Katcher
                   (212) 355-4449 ext. 127

SOURCE  Movie Gallery, Inc.
    -0-                             03/11/2005
    /CONTACT: Thomas D. Johnson of Movie Gallery, Inc., +1-334-702-2400; or Trevor Hillman of VHQ Entertainment, Inc., +1-403-346-8119, or Media, Andrew
B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449, ext. 127/
    /Web site:  http://www.moviegallery.com
                http://www.VHQonline.ca /